Exhibit 99.1

Booz Allen Hamilton Announces Launch of Senior Notes Offering

McLean, Virginia – August 12, 2020 – Booz Allen Hamilton Holding Corporation (NYSE: BAH) (“Booz Allen”) announced the commencement of a private offering of $500.0 million aggregate principal amount of senior notes (the “Notes”) by its wholly-owned subsidiary, Booz Allen Hamilton Inc. (the “Issuer”). Each of the Issuer’s existing and future restricted subsidiaries that guarantee the Issuer’s obligations under its senior credit facility and certain other indebtedness (the “Guarantors”) will guarantee the Notes on a senior unsecured basis. There can be no assurance that the proposed offering of Notes will be completed.

The Issuer intends to use a portion of the net proceeds from the sale of the Notes to redeem all of its outstanding 5.125% Senior Notes due 2025 (the “Existing Senior Notes”) at a redemption price equal to 102.563% of the principal amount, plus accrued and unpaid interest, if any, to (but not including) the redemption date, in accordance with the indenture governing the Existing Senior Notes, to pay all related fees and expenses, and to use any remaining net proceeds for working capital and other general corporate purposes.

The Notes and the guarantees will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees will be offered and sold only to qualified institutional buyers pursuant to Rule 144A and in offshore transactions to non-U.S. persons pursuant to Regulation S, each under the Securities Act.

The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding Booz Allen’s financing plans, including statements related to the Issuer’s offering of the Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Issuer will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Issuer and the Guarantors will be able to satisfy the conditions required to close any sale of the Notes. Booz Allen’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Booz Allen and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended March 31, 2020, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and other filings made by Booz Allen with the Securities and Exchange Commission.

INVESTOR RELATIONS:	MEDIA RELATIONS:
703-377-5332	James Fisher
Principal/Media Relations
703-377-7595
fisher_james_w@bah.com